EXHIBIT 10.21
                                                             FORM 10-K
                                          YEAR ENDED DECEMBER 31, 2001


                      TERMINATION BENEFITS AGREEMENT



     This Termination Benefits Agreement ("Agreement") is entered into as of the 5th day of March, 2002, by and between Bucyrus International, Inc. a Delaware corporation ("Company"), and Thomas B. Phillips ("Employee").


                               WITNESSETH:

     WHEREAS, Employee is a key member of the Company's management team:

     WHEREAS, the Company considers that providing Employee with certain termination benefits will operate as an incentive for Employee to continue furnishing services to the Company including during a period that the Company is negotiating a change in control or ownership of the Company or any of its subsidiaries:

     WHEREAS, this Agreement is intended to provide benefits only in the event of a change in control or ownership of the Company or any of its subsidiaries prior to December 31, 2005 (the "Expiration Date");

     NOW THEREFORE, to induce Employee to continue furnishing services to the Company through the Expiration Date, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee agrees as follows:

     1.   Definitions.

          (a) "Change in Control" shall mean the sale by the Company of all or substantially all of its, or any of its subsidiaries, assets and business to a person or entity other than a Related Person or the sale of fifty-one percent (51%) or more of the voting securities and capital stock of the Company or any of its subsidiaries to a person or entity other than a Related Person. "Related Person" shall mean any person or entity directly or indirectly owned and controlled by American Industrial Partners ("AIP").

          (b) "Termination Date" shall mean the date of termination of Employee's relationship with the Company.

          (c) "Termination Payments" shall mean any payment or distribution of compensation or benefits made pursuant to
               Section 3 of this Agreement.

          (d) "Termination with Cause" shall mean termination of Employee by the Company for any of the following reasons:

               (i) the failure of Employee to render services to the Company in substantial accordance with the terms under which he was retained, which failure amounts to gross neglect of his duties to the Company;

               (ii) any violation of Section 6 of this Agreement or any other agreement which Employee may have with the Company;

               (iii) taking any role in any buy-out of the Company or
                     any of its subsidiaries without the approval of the Company's majority shareholder; or

               (iv) Employee's commission of any act of fraud, theft or embezzlement against the Company.

          (e) "Voluntary Termination" shall mean the voluntary termination by Employee of his relationship with the Company other than a voluntary termination following either:

               (i) any reduction in compensation consisting of base salary or incentive bonus;

               (ii)  a substantial diminution of his responsibilities;
                     or

               (iii) a relocation by the Company of Employee outside a
                     twenty (20) mile radius of the place where Employee currently performs his services for the Company.

     2. Termination of Employee. In the event of the termination of Employee's services arrangement with the Company within two (2) years immediately following the date on which there was a Change in Control or ownership of the Company or any of its subsidiaries, the Company shall provide Employee with the Termination Payments outlined in Section 3, unless the termination is for any of the following reasons:

          (a)  Termination With Cause;

          (b)  Voluntary Termination;

          (c) The death of Employee. Nothing in this section shall affect any entitlement of Employee's heirs to the benefits of any life insurance plan; or

          (d) Termination as a result of Employee's incapacity (i.e., if in the reasonable opinion of the Company, Employee is prevented from properly performing his duties by reason of any physical or mental incapacity for a period of more than one hundred twenty (120) days, in the aggregate, in any twelve (12) months period). Nothing in this section shall affect Employee's rights under any disability plan in which he is a participant.

     3. Termination Payments. In the event that Employee is entitled to Termination Payments pursuant to the terms of Section 2:

          (a) Compensation. The Company shall pay Employee an amount equal to one (1) year base salary plus incentive bonus at target as of the Termination Date, without giving effect to any reduction in base salary or incentive bonus prior to the Termination Date; payable within thirty (30) days of the Termination Date following the Change in Control.

          (b)  Employee's Benefits:

               (i) Vacation. Any accrued vacation pay due but not yet taken at the Termination Date shall be paid to Employee within (30) days following the Termination Date.

               (ii) Health Benefits. If Employee participated in any health benefit Plan in effect immediately prior to the Termination Date, and if Employee elects to continue participating in such plan pursuant to the terms of said plan and the Comprehensive Omnibus Budget Reconciliation Act ("COBRA"), the Company shall pay for the costs of Employee's participation in such plan from the Termination Date until the earlier of: (a) the date which is twenty-four (24) months following the Termination Date; or (b) the date of Employee's eligibility in any health benefit plan offered by Employee's new employer, if any. Employee shall notify the Company in writing within thirty (30) days of any new employement.

               (iii) Retirement and Profit-Sharing Plans.
                     Notwithstanding anything in this Agreement to the contrary, Employee's rights in any retirement, pension or profit-sharing plans offered by the Company shall be governed by the rules of such plans as well as by applicable law; provided, however, that on the Termination Date, Employee shall become fully vested in all pension and 401(k) account balances.

               (iv) Outplacement Assistance. The Company will provide Employee up to one year of outplacement services with a nationally recognized executive placement company not to exceed $15,000.

     4. At Will Employment. The Company and the Employee have, and will continue to have, an at-will employment relationship.
          That is, either party can terminate the employment relationship for any reason at any time. Nothing contained in this Agreement shall be interpreted to amend or alter this at-will employment relationship.

     5. Continuing Obligations. In order to induce the Company to enter into this Agreement, Employee hereby agrees that all documents, records, techniques, business secrets and other information which have come into his possession from time to time during this performance of services for the Company or which may come into this possession during his performance hereunder, shall be deemed to be confidential and proprietary to the Company, and Employee further agrees to retain in confidence and confidential information known to him concerning the Company and its subsidiaries and their respective businesses so long as such information is not publicly disclosed. Employee further agrees to cooperate fully as requested from time to time by the controlling shareholder of the Company, the Company's Board of Directors, or Company Management in connection with any transaction involving the possible sale of the Company or any of its subsidiaries. Employee further agrees not to speak about a possible sale of the Company or any of its subsidiaries with or otherwise respond to requests to or from any third parties involving the possible sale of the Company or any of its subsidiaires, unless specifically authorized to do so by the Company or the controlling shareholder of the Company. The obligations of Employee under this Section 5 shall be in addition to, and shall not limit, any other obligation of Employee to the Company with respect to the matters set forth herein or otherwise.

     6. Covenant Not to Compete. In order to induce the Company to enter into this Agreement, Employee hereby agrees that as of the date Termination Benefits begin and for a period of one (1) year thereafter (exclusive of any period of breach), Employee will not, without the prior written consent of the Company, work for, be employed by or otherwise provide services (which are substantially the same or similar to the services provided by Employee to the Company) to, Harnischfeger Industries, Inc., ("Harnischfeger"), any affiliated entity of Harnischfeger or any other entity that engages in the business of manufacturing, marketing, distributing or selling any surface mining equipment that the Company or any of its subsidiaries or affiliates manufactures, markets, distributes or sells at the time Employee ceases to be employed by the Company.

          Employee agrees that such restriction is fair and reasonably necessary to protect the legitimate business interests of the Company, and that the Company would suffer irreparable harm in the event of the breach of Employee. As a result, Employee agrees that the Company shall, in addition to other remedies provided by law, be entitled to injunctive relief in the event of breach by Employee.

     7. Assignments and Transfers. Employee agrees that he will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Employee rights be subject to encumbrance or the claims of creditors. Any purported assignment shall be null and void. This Agreement shall inure to the benefit of and be enforceable by Employee personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns, and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place, except no assumption shall be required if this Agreement is automatically assumed by operation of law. The term "the Company" as used herein shall include such successors and assigns. The term "successors and assign" as used herein shall include a corporation or other entity acquiring at least 51% of the outstanding shares of the Company or any of its subsidiaries or all or substantially all of the assets and business of the Company or any of its subsidiaries.

     8. Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given and received when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company at:

                    Bucyrus International, Inc.
                    P. O. Box 500
                    1100 Milwaukee Avenue
                    South Milwaukee, WI  53172
                    Attn: Vice President Human Resources

          and to:

                    Thomas B. Phillips
                    3674 Southwood Drive
                    Franklin, WI  53132

          or such address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     9. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Wisconsin.

     10. Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to Employee's termination benefits as it relates solely to termination caused by a change of control and may not be contradicted by evidence of any prior or contemporaneous agreement.

     11. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Employee and by a duly authorized representative of the Company other than Employee. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

     12. Severability; Enforcement. If any provision of this Agreement, or the application thereof to any person, place or circumstances, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other person, places, and circumstances shall remain in full force and effect.

     13. Arbitration. The parties agree to submit any dispute arising under this Agreement to arbitration. Arbitration shall be by a single arbitrator in the Milwaukee, Wisconsin area experienced in the matters at issue selected by the Company and Employee in accordance with the commercial arbitration rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding as to any manner submitted to him under this Agreement. All costs and expenses incurred in connection with any such arbitration proceeding shall be borne by the party against whom the decision is rendered as provided by the arbitrator.

     14.  Release.

          (a) Employee on behalf of himself, his heirs, executors, legal representative, successors and assign, hereby fully and forever releases and discharges the Company, and its respective affiliates, subsidiaries, parents, predecessors and successors, and each of their officers, directors, trustees, employees, agents and attorneys, past and present (the "Releasees"), from any and all claims, demands or causes of action, whether now known or unknown, which have existed, which do exist, or which my exist in the future, arising out of or relating in any way to Employee furnishing of services to the Company, his compensation, the termination of his relationship with the Company, the sale of the stock or assets of the Company or any of its subsidiaries and/or any other occurrence up to and including the effective date of this Agreement, except those claims statutorily precluded from waiver or release by private parties and except those alleging breach of this Agreement. Without in any way limiting the generality of the foregoing language, this release includes any claims for relief or causes of action under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, and any other federal, state or local statute, ordinance or regulation dealing in any respect with discrimination in employment, and in addition thereto, any claims under any Company severance policy, practice or procedure, and any claims, demands or actions brought on the basis of alleged wrongful or retaliatory discharge and/or alleged breach of an implied or explicit, written or oral employment or other contract or covenant under the common law of any state, including, but not limited to, Wisconsin.

          (b) Employee further agrees not to directly or indirectly pursue or initiate any action or legal proceeding of any kind against the Releasees arising out of or related to the claims released in Section 13(a) above, or the sale of the stock or assets of the Company or any of its subsidiaries and also waives any right to recover any relief as a result of any such proceedings initiated on his behalf.

     15. Termination Date. This Agreement shall be null and void in the event that a Change in Control does not occur on or before the Expiration Date.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year set forth above.


     BUCYRUS INTERNATIONAL, INC.               Employee
     a Delaware Corporation


     By:  /s/T. W. Sullivan                    /s/T. Phillips
          Timothy W. Sullivan                  Thomas B. Phillips

     Its: President & Chief Operating Officer